UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2004

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4400 Main Street, Kansas City, MO	64111
(Address of Principal Executive Offices)	(Zip Code)
(816) 753-6900
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

On December 17, 2004, (i) Option One Mortgage Corporation ("OOMC") and Option One Loan Warehouse Corporation ("OOLWC"), wholly owned subsidiaries of H&R Block, Inc. (the "Company"), amended the Amended and Restated Sale and Servicing Agreement dated November 25, 2003 among OOMC, OOLWC, Option One Owner Trust 2001-2 (the "Trust"), and Wells Fargo Bank Minnesota, National Association ("Wells Fargo") (the "SSA Amendment"), (ii) OOLWC amended the Amended and Restated Note Purchase Agreement dated November 25, 2003 among OOLWC, the Trust and Bank of America, N.A. ("BOA") (the "NPA Amendment"), and (iii) the Trust amended the Amended and Restated Indenture dated as of November 25, 2003 between the Trust and Wells Fargo (the "Indenture Amendment") (the SSA Amendment, the NPA Amendment and the Indenture Amendment are hereinafter referred to collectively as the "Amendments").

The purpose of the Amendments was to (i) extend the term of OOMC's off-balance sheet financing arrangement with BOA to fund daily non-prime originations through December 16, 2005, subject to various triggers, events or occurrences that could result in earlier termination (the "BOA Warehouse Facility"), (ii) to increase the amount of funding available through the BOA Warehouse Facility to $3,000,000,000 for the period beginning December 17, 2004 and ending February 15, 2005 and (iii) to modify various financial covenants required by the BOA Warehouse Facility.

The BOA Warehouse Facility provides funding totaling $3,000,000,000 from December 17, 2004 through February 15, 2005 and $2,000,000,000 thereafter. The BOA Warehouse Facility bears interest at one-month LIBOR plus 50 to 200 basis points and is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the BOA Warehouse Facility. In addition, the BOA Warehouse Facility permits BOA at any time to require the Trust to redeem specified borrowed amounts outstanding under the BOA Warehouse Facility.

Under the BOA Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the BOA Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See "Off-Balance Sheet Financing Arrangements" in Item 7 of the Company's Form 10-K for the fiscal year ended April 30, 2004.

Certain parties to the BOA Warehouse Facility have other relationships with the Company or its affiliates. BOA and an affiliate of Wells Fargo are lending parties pursuant to (i) a $1,000,000,000 364-day revolving credit facility maintained by Block Financial Corporation ("BFC"), as borrower, and the Company, as guarantor, with various lenders and (ii) a $1,000,000,000 five-year revolving credit facility maintained by BFC, as borrower, and the Company, as guarantor, with various lenders.

Item 2.03. Creation of a Direct Financial Obligation or an Obligaton under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the terms of the BOA Warehouse Facility, OOMC provides a guarantee up to a maximum amount equal to approximately 10% of the aggregate principal balance of mortgage loans held by the Trusts before ultimate disposition of the loans by the Trust. This guarantee would be called upon in the event adequate proceeds were not available from the sale of the mortgage loans to satisfy the current or ultimate payment obligations of the Trust. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $300,000,000 through February 15, 2005 and approximately $200,000,000 thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC. BY: /S/ Bret G. Wilson —————————————— Bret G. Wilson Vice President and Secretary

Date: December 20, 2004